UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

February 23, 2004

(Date of earliest

event reported)

Commission File Number	Name of Registrant; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number

1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street—37th Floor P.O. Box 805379 Chicago, Illinois 60680-5379 (312) 394-7398	23-2990190

333-85496	EXELON GENERATION COMPANY, LLC (a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348 (610) 765-6900	23-3064219

Item 5. Other Events

As previously disclosed, Exelon Corporation (Exelon) and Exelon Generation Company, LLC (Generation), have commenced the process of an orderly transition out of the ownership of Boston Generating, LLC (BG) and the Mystic 8 and 9 and Fore River generating projects. Exelon’s decision to transition out of the projects was made as a result of its evaluation of the projects and discussions with the lenders under BG’s $1.25 billion credit facility, which was entered into primarily to finance the development and construction of the generating projects.

On February 23, 2004, Generation and the lenders entered into a settlement that will result in the transfer of ownership of the project companies that own Mystic 4-7, Mystic 8 and 9 and Fore River and the transfer of responsibility for plant operations and power marketing activities to a special purpose entity owned by the lenders. Under the settlement, the transfer will occur in two stages. In the first stage, Generation will transfer the equity interests in BG (the owner of the project companies that own the generating units) to a special purpose entity owned by the lenders. Generation affiliates will continue to operate and market power from the plants. In the second stage, Generation affiliates will transfer plant operations and power marketing activities. The agreement to transfer remains in full force and effect, regardless of the future financial performance or condition of BG.

The transfer of the ownership interests in BG, and the transfer of responsibility for plant operations and power marketing activities each requires approval of the Federal Energy Regulatory Commission (FERC). As soon as practicable, the parties will file an application with the FERC for an order authorizing the transfer of the ownership interests in BG. The parties anticipate transfer of ownership to be completed during the second quarter of 2004. Subsequent to the transfer of the ownership of BG, the parties will file an application with the FERC for an order authorizing the transfer of responsibility for plant operations and power marketing activities. The parties anticipate transfer of responsibility for plant operations and power marketing will be completed during the third quarter of 2004.

In connection with the settlement, Exelon, Generation, the lenders and Raytheon Company (Raytheon), the guarantor of the obligations of the turnkey contractor under the projects’ engineering, procurement and construction agreements, entered into a global settlement of all disputes relating to the construction of Mystic 8 and 9 and Fore River. Under the global settlement, Generation agreed to pay approximately $31 million to Raytheon and approximately $1.5 million to BG. Raytheon released Exelon, Generation, their affiliates and the lenders from construction claims related to the projects. Raytheon has resolved all of the pending Mitsubishi Heavy Industries, LTD (MHI) and Mitsubishi Heavy Industries of America (MHIA) claims relating to payments and back-charges for work performed on the projects prior to settlement, and has indemnified Exelon, Generation, their affiliates and the lenders from certain subcontractor claims relating to the projects. In return, Exelon, Generation, their affiliates and the lenders released all of their claims against Raytheon. All litigation by and between Raytheon and the project companies relating to the projects will be dismissed, including the proceedings before the New York Supreme Court and the International Chamber of Commerce Court of Arbitration. Raytheon has also ceased all construction activities related to Mystic 8 and 9 and Fore River, and assigned certain subcontracts to the project companies and will cooperate with the transition of construction to a new contractor. In the event that the transfer of ownership of BG and the transfer of plant operations and power marketing activities are not completed by August 1, 2004, under the settlement documents among Exelon and the lenders, Generation will be reimbursed for the $32.5 million paid in connection with the settlement through a first claim against any payments otherwise payable to the lenders on account of their interests in the projects.

In connection with the decision to transition out of the ownership of BG and the projects, Generation recorded an impairment charge of its long-lived assets pursuant to SFAS No. 144 of $945 million ($573 million net of income taxes) in operating expenses within the Consolidated Statements of Income and Comprehensive Income during the third quarter of 2003. Generation does not expect to incur any additional losses as a result of the consummation of either stage 1 or stage 2 of the settlement.

*****

This combined Form 8-K is being filed separately by Exelon and Generation (Registrants). Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

Except for the historical information contained herein, certain of the matters discussed in this Report are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those factors discussed herein, as well as the items discussed in (a) the Registrants’ 2003 Annual Report on Form 10-K—ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Outlook and the Challenges in Managing Our Business for each of Exelon, ComEd, PECO and Generation, (b) the Registrants’ 2003 Annual Report on Form 10-K—ITEM 8. Financial Statements and Supplementary Data: Exelon—Note 19, ComEd—Note 15, PECO—Note 14 and Generation—Note 13 and (c) other factors discussed in filings with the United States Securities and Exchange Commission (SEC) by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

EXELON GENERATION COMPANY, LLC

/s/ Robert S. Shapard

Robert S. Shapard

Executive Vice President and Chief Financial Officer

Exelon Corporation

February 23, 2004